Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in this Annual Report on Form 10-K of American Express Company of our report dated February 18, 2005, except for notes 2 and 19, as to which the date is February 27, 2006, with respect to the consolidated financial statements of American Express Company, included in the 2006 Annual Report to Shareholders of American Express Company (the “Company”).
     Our audit also included the financial statement schedules of American Express Company listed in Item 15(a). These schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion based on our audit. In our opinion the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.
     We also consent to the incorporation by reference in the Registration Statements (Form S-8 No. 2-46918, No. 2-59230, No. 2-64285, No. 2-73954, No. 2-89680, No. 33-01771, No. 33-02980, No. 33-28721, No. 33-33552, No. 33-36442, No. 33-48629, No. 33-62124, No. 33-65008, No. 33-53801, No. 333-12683, No. 333-41779, No. 333-52699, No. 333-73111, No. 333-38238, and No. 333-98479; Form S-3 No. 2-89469, No. 33-43268, No. 33-50997, No. 333-32525, No. 333-45445, No. 333-47085, No. 333-55761, No. 333-51828, No. 333-113768, No. 333-117835 and No. 333-138032) and in the related Prospectuses of our report dated February 18, 2005, except for notes 2 and 19, as to which the date is February 27, 2006, with respect to the consolidated financial statements of American Express Company incorporated herein by reference, and our report in the preceding paragraph with respect to the financial statement schedules of American Express Company included in this Annual Report on Form 10-K of American Express Company.
/s/ Ernst & Young LLP
New York, New York
February 26, 2007